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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           NEW UNITEDGLOBALCOM, INC.

The undersigned hereby establishes a corporation pursuant to the Delaware General Corporation Law, and for such purpose hereby certifies as follows:

FIRST.  The name of the corporation is New UnitedGlobalCom, Inc.

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activities for which corporations may be organized under the Delaware General Corporation Law.

FOURTH. (a) The total number of shares of stock that the corporation shall have authority to issue is one (1) share of common stock, having a par value of $0.01.

(b) Each stockholder of record entitled to vote shall have one vote for each share of stock standing in his name on the books of the corporation, except that in the election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

(c) No stockholder of the corporation shall have any preemptive or similar right to subscribe for any additional shares of stock, or for other securities of any class, or for rights, warrants or options to purchase stock or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

FIFTH.  The name and mailing address of the incorporator is:

              Suzanne Warner
              Holme Roberts & Owen LLP
              1700 Lincoln, Suite 4100
              Denver, Colorado 80203-4541

SIXTH. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and have qualified are:

NAME                                                          MAILING ADDRESS
----                                                          ---------------
Gene W. Schneider.................................  c/o UnitedGlobalCom, Inc.
                                                    4643 South Ulster Street, Suite 1300
                                                    Denver, CO 80237
Michael T. Fries..................................  c/o UnitedGlobalCom, Inc.
                                                    4643 South Ulster Street, Suite 1300
                                                    Denver, CO 80237

SEVENTH. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

EIGHTH. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.
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NINTH.  The board of directors of the corporation is expressly authorized to make, alter or repeal the bylaws of the corporation. Dated this 5th day of February, 2001.


                                                  /s/ SUZANNE WARNER

                                          --------------------------------------
                                                      Suzanne Warner
                                                       Incorporator

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